Exhibit 10.1

October 16, 2013
Mr. Jonathan F. Pedersen
16 Shek O
Hong Kong

Dear Jon:
We are pleased to offer you the position of Chief Legal Officer/General Counsel and Secretary at Waiter Investment Management Corp. (“Walter” or the “Company”). We believe that you have the potential to add significant value to the Walter business and look forward to your joining the team. The purpose of this letter agreement (this “Agreement”) is to outline the terms of your employment with the Company. This offer is contingent upon the satisfactory completion of background, reference and credit checks, and a drug test, which Walter acknowledges has been completed as of the date of execution.

1.
As Chief Legal Officer/General Counsel and Secretary, you will report to and serve at the direction of the Chief Executive Officer of the Company. In your capacity as Chief Legal Officer/General Counsel and Secretary, you will be responsible for managing corporate legal matters, advising management and the Board of Directors of the Company (the “Board of Directors” or the “Board”) on legal and corporate governance issues, serving as Secretary of the Company and its Board of Directors in accordance with its charter, by-laws and any legal requirements, ensuring compliance with Securities and Exchange Commission (“SEC”), stock exchange and other securities law and public reporting company matters, and providing senior management oversight and Board of Director support for executive compensation matters. Such responsibilities may change from time to time; provided that such changed responsibilities shall be consistent in all material respects with your title.

2.	While employed hereunder, you will be eligible to receive the following payments and benefits:

(a)	Base Salary
Your base salary will be $430,000 per year which shall be subject to annual review and potential increase (but not decrease) by the Board of Directors and paid in accordance with the regular payroll practices of the Company, as they may

3000 Bayport Drive, Suite 1100, Tampa, Florida 33607
813.421.7600 www.walterinvestment.com

change from time to time. Your base salary, as in effect from time to time, is hereinafter referred to as the “Base Salary.”

(b)	Sign-On Bonus/Equity

(i)
We have agreed to pay you, in a cash lump sum payment, a signing bonus of $200,000 (the “Sign-On Bonus”), on the first payroll date to occur following the completion of 30 days of employment, provided you are employed on the payment date or your employment has been terminated by the Company other than for Cause (as defined below) prior to the payment date. In the event that you voluntarily leave the Company (other than as a result of Constructive Termination (as defined below)), or your employment is terminated by the Company for Cause, in either case, within three years of the date of the commencement of your employment with Walter (such actual commencement date, the “Start Date”), you will be required to repay, on a pro-rated basis based on a fraction, the numerator of which is 36 less the number of full months of employment with the Company you have completed since the Start Date and the denominator of which is 36, any Sign-On Bonus paid within thirty (30) days of the termination date.

(ii)
You will be granted an award of 20,000 restricted stock units (“RSUs”) on the Start Date, which shall be evidenced by a grant agreement incorporating the following terms. Subject to your continued employment through each applicable vesting date, the RSUs shall vest and all restrictions shall lapse as follows: 50% of the RSUs shall vest and the restrictions shall lapse on the date that is eighteen (18) months following the date of grant and the remaining 50% of the RSUs shall vest and the restrictions shall lapse on the date that is thirty-six (36) months following the date of grant and, in each case, the RSUs will be settled in shares of common stock of the Company as soon as administratively feasible after the applicable vesting date, but in no event more than thirty (30) days thereafter. In the event that, prior to the applicable vesting date, you voluntarily leave the Company (other than as a result of Constructive Termination), or your employment is terminated by the Company for Cause, any unvested RSUs will be forfeited. In the event that your employment terminates due to your death or Disability (as defined below), or there is a Change of Control (as defined below) of the Company and your position is eliminated within six months of such Change of Control, any outstanding unvested RSUs will vest immediately. In the event that you voluntarily leave the Company as a result of Constructive Termination or your employment is terminated by the Company other than for Cause, any outstanding unvested RSUs will vest immediately. For purposes of this Agreement, (x) “Change of Control” shall mean a change of ownership of the Company, a change in the effective control of the

Company, or a change in the ownership of a substantial portion of the assets of the Company, in each case, within the meaning of Treas. Reg. Section 1.409A-3(i)(5) and (y) “Disability” shall mean your inability or failure to perform your duties hereunder for a period of ninety (90) consecutive days or a total of one hundred twenty (120) days during any twelve (12) month period due to any physical or mental illness or impairment, or a determination by a medical doctor chosen by the Company to the effect that you are substantially unable to perform your duties hereunder due to any physical or mental illness or impairment. The RSUs shall be subject to such other terms and conditions as may be established by the Company’s Compensation Committee and shall be awarded under and subject to the terms and conditions of the Company’s 2011 Omnibus Incentive Plan.

(c)	Bonus
You will be eligible to participate in the Company’s Management Incentive Plan, as it may be amended from time to time (the “MIP”) and you will be eligible to earn an annual target bonus under the MIP of 150% of your Base Salary or $645,000 at your current Base Salary, with the potential to increase your bonus to a maximum of 200% of your Base Salary or $860,000 at your current Base Salary in accordance with the terms of the MIP; provided, however, that the actual amount of your bonus will be dependent upon the achievement of annual financial and other goals consistent with those established for other members of executive management, as well as the accomplishment of individual objectives, established annually no later than the end of the second quarter of the Company’s fiscal year and communicated to you in writing (the actual bonus awarded to you in any given year, which may be greater or less than your target bonus, and may be zero if minimum thresholds are not met, is referred to herein as your “Annual Bonus” for that year (the “Bonus Year”). Unless otherwise expressly provided for herein, in order to be eligible to receive an Annual Bonus you must be employed by the Company at the time the bonus is paid. The bonus for any Bonus Year will be payable to you in accordance with the terms of the MIP at the same time as other senior executives of the Company are paid, after the Company closes its books for the Bonus Year. Notwithstanding anything to the contrary in the MIP, provided that you are employed by the Company at the time your Annual Bonus in respect of the 2013 calendar year is paid, such bonus will be pro-rated based on the percentage of the 2013 calendar year that will have elapsed from your Start Date through December 31, 2013. For calendar year 2014, notwithstanding anything to the contrary in the MIP, provided that you are employed by the Company at the time the bonus is paid, you will be guaranteed an Annual Bonus in cash of 150% of your Base Salary or $645,000 at your current Base Salary, payable under the terms and conditions of the 2014 MIP (the “2014 Guaranteed Bonus”). Notwithstanding anything herein to the contrary, with respect to any Annual Bonus to be paid, such bonus shall be paid in accordance with the Company’s annual 162(m) bonus plan and to the extent required, shall be structured to comply with Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”) as performance based compensation thereunder; provided however, any portion of the Annual Bonus not deductible by the Company, shall be deferred until it can be paid by the Company on a tax deductible basis.

(d)	Long-Term Incentive
You will be entitled to participate in the Company’s long-term incentive plan(s) as in effect from time to time, beginning with the 2014 Company award cycle, and, subject to your continued employment through and including the grant date, will receive a grant under the plan(s) with a minimum economic value of $500,000 on the date of the award. The components (including the equity vehicle) and terms of any award, and the methodology for determining the economic value for such awards shall be as provided in the plan(s) or otherwise as determined by the Company’s Compensation Committee in its discretion and provided to you in a grant document memorializing such terms.

(e)	Benefits

(i)
You will be entitled to receive from the Company prompt reimbursement for all reasonable out-of-pocket business expenses incurred by you in the performance of your duties hereunder, in accordance with the most favorable policies, practices and procedures of the Company relating to reimbursement of business expenses incurred by Company directors, officers or employees in effect at any time during the 12 month period preceding the date you incur the expenses; provided, however, that any such expense reimbursement will be made no later than the last day of the calendar year following the calendar year in which you incur the expense, will not affect the expenses eligible for reimbursement in any other calendar year, and cannot be liquidated or exchanged for any other benefit.

(ii)
You will be eligible to participate in the Company’s group life and health insurance benefit programs that are generally applicable to executives, in accordance with their terms, as they may change from time to time.

(iii)
You will be eligible to participate in the Company’s retirement plan that is generally applicable to salaried employees, as it may change from time to time and in accordance with its terms, Your eligibility to participate will be consistent with the requirements of ERISA.

(iv)	You will be entitled to 30 days of annual vacation with carryover to be treated as per the Company’s vacation policy, as it may change from time to time.

(v)	Your Benefits under this Agreement, including grants to you under the Company’s long-term incentive plan(s), will be subject to periodic review and increase by the Board of Directors.

(f)	Recapitalization
Any equity award agreement will provide that in the event of any change in the capitalization of the Company such as a stock split or a corporate transaction such as a merger, consolidation, separation or otherwise, the number and class of any equity you may have received, shall be equitably adjusted by the Compensation Committee, in its sole discretion, to prevent dilution or enlargement of rights.

(g)	Relocation
It is agreed and understood that in order to perform the functions of your position you will be required to relocate to the Tampa, Florida area. Such relocation is reasonably expected to occur no later than 180 days following the Start Date. You will be provided with relocation assistance for your move to the Tampa area, up to a maximum reimbursement amount of $250,000, for reasonable rent (to the extent applicable) and reasonable relocation expenses, including the cost of packing, insuring and transporting normal household goods using a carrier acceptable to Walter, customary closing costs associated with the purchase of a new home and for broker fees on your current residence up to 6%, if you sell/list your home during the first 12 months of the Start Date; provided, however, that any such expense reimbursement will be made no later than the last day of the calendar year following the calendar year in which you incur the expense, will not affect the expenses eligible for reimbursement in any other calendar year, and cannot be liquidated or exchanged for any other benefit. Should you voluntarily terminate your employment (other than as a result of Constructive Termination) or if your employment is terminated by the Company for Cause, in each case, within two years of your Start Date, you will be required to repay your relocation assistance at a pro-rated amount, pro-rated, in the same manner as the Sign-On Bonus, within thirty (30) days of the termination date.

3.
It is agreed and understood that your employment with the Company is to be at will, and either you or the Company may terminate the employment relationship at any time for any reason, with or without Cause, and with or without notice to the other; nothing herein or elsewhere constitutes or shall be construed as a commitment to employ you or to pay you severance, other than as stated herein, for any period of time.

4.
Outside Interests: While employed by Walter, you agree to devote your full business time and best efforts to the performance of your duties hereunder and will not engage in any other business, profession or occupation for compensation or otherwise which would conflict or interfere with the rendition of such services either directly or indirectly without the prior written consent of the Chief Executive Officer. Notwithstanding the foregoing, you may manage your personal finances and engage in charitable and civic activities, so long as such activities do not conflict or interfere with the performance of your responsibilities hereunder.

5.
You agree that all inventions, improvements, trade secrets, reports, manuals, computer programs, systems, tapes and other ideas and materials developed or invented by you during the period of your employment with the Company, either solely or in collaboration with others, which relate to the actual or anticipated business or research of the Company, which result from or are suggested by any work you may do for the Company, or which result from use of the Company’s premises or the Company’s customers’ property (collectively, the “Developments”) shall be the sole and exclusive property of Walter. You hereby assign to the Company your entire right and interest in any such Developments, and will hereafter execute any documents in connection therewith that Walter may reasonably request.

6.
As an inducement to the Company to make this offer to you, you represent and warrant that, as of the Start Date, you are not a party to any agreement or obligation for personal services, and there exists no impediment or restraint, contractual or otherwise on your power, right or ability to accept this offer and to perform the duties and obligations specified herein.

7.
In the event that your employment is terminated for any reason, you will receive (i) accrued but unpaid Base Salary earned through the date of termination, payable in accordance with the Company’s usual payment practices plus (ii) payment for any accrued but unused vacation days, to the extent, and in the amounts provided under the Company’s usual policies and arrangements (the “Accrued Obligations”).

Separately, and, in addition to the Accrued Obligations and any vesting of equity-based awards as expressly provided for herein, in the event that your employment(x) is terminated by the Company without Cause, (y) is terminated by you as a result of Constructive Termination, or (z) terminates due to Disability or death (clauses (x) —(z), each, a “Good Leaver Termination”), in each case, the Company will continue to pay (i) your Base Salary as in effect on the termination date for a period of eighteen (18) months, payable in accordance with the Company’s normal payroll practices, as they may change from time to time, (ii) your Annual Bonus (which shall be in an amount that is consistent with other Company executives of your level) for a period of eighteen (18) months, payable at the same time Annual Bonuses would otherwise be payable had you remained employed during such period, (iii) any earned but unpaid Annual Bonus for any year preceding the year in which the date of termination occurs and a pro-rated Annual Bonus for the year of termination, in each case, payable in accordance with the terms of the MIP, and (iv) the Company’s contribution towards your health, dental and vision benefits for a period of eighteen (18) months. In the event such termination occurs prior to the date on which payment of the 2014 Guaranteed Bonus would have been paid had your employment not terminated, the bonus calculation under this paragraph with regard to the payment of any bonus calculated using the 2014 calendar year shall be no less than $645,000 and that part of the bonus shall be paid in cash. For the sake of clarity, should your employment terminate pursuant to clause (x), (y) or (z) above on June 30 of any given year, you will be paid the pro-rated Annual Bonus for the year in which your employment terminated, plus, the balance of the Annual Bonus for the remainder of the year in which your employment terminated (i.e., the Annual Bonus for the first six months of your 18 month severance period) plus the full Annual Bonus for the following year (the Annual Bonus for the remaining 12 months of the 18 month severance period).
Payment of the foregoing severance payments and benefits is subject to (a) your execution, delivery and non-revocation of a release, including a release of any claims against the Company and its subsidiaries, substantially in the form attached hereto as Appendix 1 within thirty (30) days following the termination of your employment, (b) your compliance with the provisions of Sections 8 and 9 of this Agreement, and (c) your resignation, effective as of the date of your termination of employment, as an officer and/or director of the Company or any of its subsidiaries or affiliates. In order to be entitled to the foregoing in the event of Constructive Termination, you must provide written notice, including details describing the basis of your claim, to the Company within 60 days of the occurrence of the event(s) giving rise to a claim of Constructive Termination, and the Company will have 30 days to remedy any non-compliance. In the event the Company fails or is unable to remedy any non-compliance, the effective date of your termination of employment shall be 90 days from the date the Company received notice, unless otherwise agreed in writing by you and the Company. Should you fail to provide the foregoing notice, you will thereafter be barred from receiving treatment under the Constructive Termination definition based upon the events giving rise to the claim.
Any grants of equity that you receive subsequent to the date of this Agreement and the disposition of such awards shall be subject to the terms and conditions of the plan or program under which the awards are granted; provided; however, that, to the extent not inconsistent with such plan or program, any such awards will provide that, in the event of a Good Leaver Termination, all such outstanding unvested awards shall immediately vest.
For purposes of this Agreement, “Cause” shall mean (A) conviction of, or plea of guilty or nolo contendere to, a felony arising from any act of fraud, embezzlement or willful dishonesty in relation to the business or affairs of the Company, (B) conviction of, or plea of guilty or nolo contendere to, any other felony which is materially injurious to the Company or its reputation or which compromises your ability to perform your job function, and/or act as a representative of the Company, or (C) a willful failure to attempt to substantially perform your duties (other than any such failure resulting from your Disability), after a written demand for substantial performance is delivered to you that specifically identifies the manner in which the Company believes that you have not attempted to substantially perform such duties, and you have failed to remedy the situation, to the extent possible, within fifteen (15) business days of such written notice from the Company or such longer time as may be reasonably required to remedy the situation, but no longer than forty-five (45) calendar days. For purposes of this definition, no act or failure to act on your part shall be considered to be Cause if done, or omitted to be done, by you in good faith and with the reasonable belief that the action or omission was in the best interests of, or were not, in fact, materially detrimental to the Company or a Company subsidiary.
For purposes of this Agreement, “Constructive Termination” shall mean, without your written consent: (A) a material failure of the Company to comply with the provisions of this Agreement; (B) a material diminution of your position (including status, offices, title and reporting relationships), duties or responsibilities or pay; (C) any purported termination of your employment other than for Cause; or (D) if you are required to relocate more than 50 miles from the Company’s Tampa, Florida location; provided however, that any isolated, insubstantial or inadvertent change, condition, failure or breach described under clauses (A) — (D) above which is not taken in bad faith and is remedied by the Company promptly after the Company’s actual receipt of notice from you as provided in this Section 7 shall not constitute Constructive Termination. For purposes of this Agreement, a material diminution in pay shall not be deemed to have occurred if the amount of your bonus fluctuates due to (i) a failure of the Company to meet financial targets or performance considerations under the MP or other Company incentive plan applicable to you and in effect from time to time or (ii) you experience a reduction in salary that is relatively comparable to reductions imposed upon all senior executives of the Company. To be entitled to severance benefits on the basis of Constructive Termination, the event causing Constructive Termination must not be implemented for the purpose of avoiding the restrictions of Section 409A of the Code.
Notwithstanding anything herein or in any agreement you may enter into subsequent to the date of this Agreement to the contrary, in connection with any termination of employment by you due to “retirement”, you shall be treated generally in the same manner as any other senior executive of the Company who reports directly to the Chief Executive Officer who retires within six (6) months prior to or six (6) months following, in each case, the date of your termination due to “retirement”, as it relates to the definition of “retirement” and treatment of compensation, equity-based awards and benefits other than in the case of any special, unique or one-time “retirement” treatment for a senior executive of the Company as may be approved by the Company’s Compensation Committee in its sole and absolute discretion.

8.
Non-Compete/Non-Solicit. It is understood and agreed that you will have substantial relationships with specific businesses and personnel, prospective and existing, vendors, contractors, customers, and employees of the Company that result in the creation of customer goodwill. It is also understood and agreed that the business of the Company is national in scope and that your duties could be conducted remotely. Therefore, while employed by the Company and continuing for a period of eighteen (18) months following the termination of your employment for any reason (the “Restricted Period”), unless the Board of Directors approves an exception, you shall not, directly or indirectly, for yourself or on behalf of, or in conjunction with, any other person, persons, company, partnership, corporation, business entity or otherwise:

(a)
Call upon, solicit, write, direct, divert, influence, accept business (either directly or indirectly) with respect to any account or customer or prospective customer of the Company or any corporation controlling, controlled by, under common control with, or otherwise related to the Company or its affiliates, in each case, for any purpose that is inconsistent with this non-compete provision;

(b)
Accept employment from or become an independent contractor for any Competitor (as defined below) of the Company pursuant to which you would have the same or substantially similar duties, in whole or in part, to the duties that you perform for the Company; provided, however, that the restrictions in this clause (b) shall be effective and binding only to the extent permissible under any applicable professional rules of conduct and/or ethics, including, but not limited to, Rule 4-5.6 of the Florida Rules of Professional Conduct; or

(c)
Hire away any independent contractors or personnel of Walter and/or entice any such persons to leave the employ of the Company without the prior written consent of the Company; provided, however, that the restriction contained in this clause (c) shall extend through the one (1) year anniversary of the expiration of the Restricted Period.

For purposes of this Agreement, “Competitor shall mean any business or division or unit of any business which provides, in whole or in part, in the United States of America, servicing for and/or the origination of mortgages and/or reverse mortgages.

9.
Non-Disparagement. Following the termination of your employment under this Agreement for any reason, neither you nor the Company shall, directly or indirectly, for yourself or itself, or on behalf of, or in conjunction with, any other person, persons, company, partnership, corporation, business entity or otherwise:

(a)
Make any statements or announcements or give anyone authority to make any public statements or announcements concerning the termination of your employment with the Company, other than a mutually agreeable press release, if any, or

(b)	Make any statements that are inflammatory, detrimental, slanderous, or negative in any way to the interests of you or the Company.

(c)
Nothing in this section shall prevent either party from testifying or responding truthfully to any request for discovery or testimony in any judicial or quasi-judicial proceeding or any government inquiry, investigation or other proceeding.

10.
You acknowledge and agree that you will respect and safeguard the Company’s property, trade secrets and confidential information. You acknowledge that the Company’s electronic communication systems (such as email and voicemail) are maintained to assist in the conduct of the Company’s business and that such systems and data exchanged or stored thereon are Company property. In the event that your employment with the

Company terminates for any reason, you agree not to disclose any Company trade secrets or confidential information you acquired while an employee of the Company to any other person or entity, including without limitation, a subsequent employer, or use such information in any manner; provided, however, that any information which enters the public domain other than by breach of this Agreement shall not be considered confidential and provided, further, that nothing in this section shall prevent either party from testifying or responding truthfully to any request for discovery or testimony in any judicial or quasi-judicial proceeding or any government inquiry, investigation or other proceeding.

11.
You understand and agree that if any of Walter’s financial statements are required to be restated due to errors, omissions, fraud, or misconduct, in each case, occurring after the Start Date, the Board may, in its sole discretion but acting in good faith, direct that the Company recover from you all or a portion of any past or future compensation paid by the Company to you after the Start Date with respect to any Walter fiscal year for which the financial results are negatively affected by such restatement. For purposes of this paragraph, errors, omissions, fraud, or misconduct may include and are not limited to circumstances where Walter has been required to prepare an accounting restatement due to material noncompliance with any financial reporting requirement, as enforced by the SEC, and the Board of Directors has determined in its sole discretion that you had knowledge of the material noncompliance or the circumstances that gave rise to such noncompliance and failed to take reasonable steps to bring it to the attention of the appropriate individuals within the Company, or you personally and knowingly engaged in practices which materially contributed to the circumstances that enabled a material noncompliance to occur.

12.
Tax Compliance Delay in Payment. This Agreement is intended to comply with Section 409A of the Code and will be interpreted accordingly. References under this Agreement to the termination of your employment shall be deemed to refer to the date upon which you have experienced a “separation from service” within the meaning of Section 409A of the Code. If the Company reasonably determines that any payment or benefit due under this Agreement, or any other amount that may become due to you after termination of employment, is subject to Section 409A of the Code, and also determines that you are a “specified employee,” as defined in Section 409A(a)(2)(B)(i) of the Code, upon your termination of employment for any reason other than death (whether by resignation or otherwise), no amount may be paid to you or on your behalf earlier than six months after the date of your termination of employment (or, if earlier, your death) if such payment would violate the provisions of Section 409A of the Code and the regulations issued thereunder, and payment shall be made, or commence to be made, as the case may be, on the date that is six months and one day after your termination of employment (or, if earlier, one day after your death). For this purpose, you will be considered a “specified employee” if you are employed by an employer, or a subsidiary of a company, that has its stock publicly traded on an established securities market or certain related entities have their stock traded on an established securities market and you are a “key employee”, with the exact meaning of “specified employee”, “key employee” and “publicly traded”

defined in Section 409A(a)(2)(B)(i) of the Code and the regulations thereunder. Notwithstanding the above, the Company hereby retains discretion to make determinations regarding the identification of “specified employees” and to take any necessary corporate action in connection with such determination. To the extent any reimbursements or in-kind benefits due to you under this Agreement constitute “deferred compensation” under Section 409A of the Code, any such reimbursements or in-kind benefits shall be paid to you in a manner consistent with Treasury Regulation Section 1.409A-3(i)(1)(iv). For purposes of Section 409A of the Code, each payment made under this Agreement shall be designated as a “separate payment” within the meaning of Section 409A of the Code.

13.	You acknowledge and agree that you have read this Agreement carefully, have been advised by the Company to consult with an attorney regarding its contents, and that you fully understand the same.

14.	The Company may withhold from any amounts payable under this Agreement such Federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.

15.
It is agreed and understood that this Agreement shall constitute our entire agreement with respect to the subject matter hereof and shall supersede all prior agreements, discussions, understandings and proposals (written or oral) relating to your employment with the Company. This Agreement will be interpreted under and in accordance with the laws of the State of Florida without regard to conflicts of laws. The parties hereto agree to resolve any dispute over the terms and conditions or application of this Agreement through binding arbitration pursuant to the rules of the American Arbitration Association (“AAA”). The arbitration will be heard by one arbitrator to be chosen as provided by the rules of the AAA and shall be held in Tampa, Florida. Notwithstanding the foregoing, in the event of a breach or threatened breach of the provisions of Sections 8-10, the party that is in breach or in threatened breach acknowledges and agrees that the other party will suffer irreparable harm that is not subject to being cured with monetary damages and that the aggrieved party shall be entitled to injunctive relief in a state court of the State of Florida. In any case, in the event you prevail in the dispute, the Company will pay your reasonable fees and costs in connection with the matter (including attorneys’ fees). Whether you have prevailed or not shall be determined by the arbitrator or the court, as the case may, or if the arbitrator or court declines to determine whether or not you have prevailed, you will be deemed to have prevailed if in the case of monetary damages you receive in excess of 50% of what you demanded, or if the case has been filed against you, if the Company receives less than 50% of what it has demanded.

16.
Any notice given to you under this Agreement shall be provided to you at the last known address on file with a copy to Evan Belosa, Esq., Cadwalader, Wickersham & Taft LLP, 1 World Financial Center, New York, New York 10281.

17.	Survival. The provisions of the following Sections shall survive termination or expiration of this Agreement, 5, 8, 9, 10, 11, 15, and 17.

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If the terms contained within this Agreement are acceptable, please sign one of the enclosed copies and return it to me in the envelope provided and retain one copy for your records.
Very truly yours,
Walter Investment Management Corp.

By:    Mark O’Brien
Its:    Chairman and Chief Executive Officer

ACCEPTANCE
I have read the foregoing, have been advised to consult with counsel of my choice concerning the same, and I fully understand the same. I approve and accept the terms set forth above as governing my employment relationship with the Company subject to the satisfactory completion of background, reference and credit checks, and a drug test.
Signature _________________________________________     Date _______________

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If the terms contained within this Agreement are acceptable, please sign one of the enclosed copies and return it to me in the envelope provided and retain one copy for your records.
Very truly yours,
Walter Investment Management Corp.

/s/ Mark O'Brien
By:    Mark O’Brien
Its:    Chairman and Chief Executive Officer

ACCEPTANCE
I have read the foregoing, have been advised to consult with counsel of my choice concerning the same, and I fully understand the same. I approve and accept the terms set forth above as governing my employment relationship with the Company subject to the satisfactory completion of background, reference and credit checks, and a drug test.
Signature _/s/ Jonathan F. Pedersen_________________________     Date _October 16, 2013__

APPENDIX 1
SEPARATION AGREEMENT
AND GENERAL RELEASE OF CLAIMS
This Separation Agreement and General Release of Claims (“Release”) is entered into by and between Walter Investment Management Corp., and its subsidiaries, predecessors, successors, assigns, affiliates, insurers and related entities, (hereinafter collectively referred to as “Employer”) and Jonathan F. Pedersen (hereinafter “Employee”). In consideration for the mutual promises set forth below, Employer and Employee agree as follows:
1.    Employer and Employee are parties to a contract of employment (“Employment Contract”) to which this Release has been attached and incorporated by reference. Employee’s employment with Employer has been terminated and, pursuant to the terms of the Employment Contract, Employee must execute this Release in order to receive the severance set forth in the Employment Contract.
2.    In consideration for the promises and covenants set forth in the Employment Contract and this Release, including, specifically but without limitation, the general release set forth in paragraph 3 below, Employee will be paid in accordance with Section 7 of the Employment Contract. Payments to Employee will be made at such times as are set forth in the Employment Contract.
3.    Employee agrees, on behalf of himself, and his heirs, executors, administrators, successors in interest and assigns that, except as specifically provided herein, Employee will not file, or cause to be filed, any charges, lawsuits, or other actions of any kind in any forum against Employer and/or its officers, directors, employees, agents, successors and assigns and does hereby further release and discharge Employer and all of its affiliated or related entities, and each of their respective parents, successors, officers, directors, employees, agents, successors and assigns (the “Released Parties”) from any and all claims, causes of action, rights, demands, and obligations of whatever nature kind or character which you may have, known or unknown, against them (including those seeking equitable relief) alleging, without limitation, breach of contract or any tort, legal actions under Title VII of the Civil Rights Act of 1964, as amended, Section 1981 of the Civil Rights Act of 1966, as amended, the Rehabilitation Act of 1973, as amended, the Employee Retirement Income Security Act of 1974, as amended, the Fair Labor Standards Act of 1938, as amended, the Age Discrimination in Employment Act of 1967, as amended, (the “ADEA”) (except to the extent claims under the ADEA arise after the date on which this Release is signed by Employee), the Older Workers’ Benefit Protection Act, as amended, the Americans with Disability Act, the Civil Rights Act of 1991, or any state, Federal, or local law or any tort, contract, and quasi-contract or other common law claim or cause of action concerning age, race, religion, national origin, handicap, or any other form of discrimination, or otherwise relating in any way to, Employee’s employment with the Company or Employee’s separation from the Company or the Company (in its capacities as Employee’s former employer or otherwise) or the other Released Parties, including any and all future claims, except claims arising in connection with rights and obligations under this Release or as specifically provided in paragraph 4 or 8 below. Employee further agrees to waive and release any claim for damages occurring at any time after the date of this Release because of any alleged continuing effect of any alleged acts or omissions involving Employee and/or Employer which occurred on or before the date of this Release.
4.    Notwithstanding anything contained in this Release to the contrary, the general release set forth in paragraph 3 shall not apply to any claims under any equity, option or other Employer incentive plan or award, which shall be governed by the terms and conditions of such plan(s) or award. Furthermore, claims to enforce the severance or surviving portions of the Employment Contract and any rights to indemnification are expressly not released.
5.    Employee represents that he has not filed any charges, including, but not limited to, charges against the Company with the Equal Employment Opportunity Commission (“EEOC”), suits, claims or complaints against the Company or a Released Party. This Release forever bars all actions, claims and suits which arose or might arise in the future from any occurrences arising prior to the date of this Release and authorizes any court or administrative agency to dismiss any claim filed by Employee with prejudice. If any administrative agency files any charge, claim or suit on Employee’s behalf, Employee agrees to waive all rights to recovery of any equitable or monetary relief and attorneys’ fees.
6.    Except as required by law, and unless and until this Release is disclosed by the Company or any of its affiliates as may be required by law, the parties to this Release agree that the existence and terms of this Release will remain confidential; provided that Employee may reveal the terms of the Release to Employee’s legal, tax and financial advisors, and immediate family, in deciding whether to execute this Release, so long as Employee advises each such person that they must keep its terms confidential on the same basis as is required of Employee.
7.    This Release shall not in any way be construed as an admission by Employer or Employee that they have acted wrongfully with respect to each other or that one party has any rights whatsoever against the other or the other Released Parties.
8.    Employee and Employer specifically acknowledge the following:

a.	Employee does not release or waive any right or claim which Employee may have which arises after the date of this Release.

b.
In exchange for this general release, Employee acknowledges that Employee has received separate consideration beyond that which Employee is otherwise entitled to under Employer’s policy or applicable law.

c.
Employee is releasing, among other rights, all claims and rights under the Age Discrimination in Employment Act (“ADEA”) and the Older Workers’ Benefit Protection Act (“OWBPA”), 29 U.S.C. §621, et seq.

d.	Employee has twenty-one (21) days to consider this Release.

e.
Employee has seven (7) days to revoke this Release after acceptance. However, this Release will not become effective and no consideration will be paid until after the revocation of the acceptance period has expired. Additionally, for the revocation to be effective, Employee must give written notice of Employee’s revocation to Employer’s [General Counsel], stating “I hereby revoke the Release and General Release of Claims I executed on [insert date]” and such revocation must be postmarked via certified mail within such seven (7) day period to Walter Investment Management Corp., attention Human Resources, 3000 Bayport Drive, Tampa, FL 33607.

f.	Employee will resign as an officer and/or director of Walter Investment Management Corp. or any of its affiliates or subsidiaries.
9.    Should Employee breach any provision of this Release, Employer’s obligation to continue to pay the consideration set forth herein shall cease and Employer shall have no further obligation to Employee. All other terms and conditions of this Release, including, but not limited to, the general release in paragraph 3 shall remain in full force and effect. Should Employer breach any provision of this Release, the Employee’s obligations hereunder shall cease and Employee shall have no further obligations pursuant to this Release.
10.    This Release shall be binding upon Employer, Employee and upon Employee’s heirs, administrators, representatives, executors, successors and assigns, and shall inure to the benefit of Employer and the other released parties and their successors and assigns.
11.    Employee and Employer acknowledge that this Release and the Employment Contract shall be considered as one document and that, except as set forth herein and therein, including without limitation the provisions of paragraphs 4 and 8 of this Release, any and all prior understandings and agreements between the parties to this Release with respect to the subject matter of this Release and/or the Employment Contract are merged into the Employment Contract and this Release, which fully and completely expresses the entire understanding of the parties with respect to the subject matter hereof and thereof.
12.    Employee represents that no inducements, statements, or representations have been made that are not set out in this Release and that Employee does not rely on any inducements, statements, or representations not set forth herein or therein. Employee further represents that he enters into this Release knowingly and voluntarily and on his own free will and choice and that he has been encouraged and given significant opportunity to consult with an attorney of his choice.
13.    This Release shall in all respects be interpreted, enforced and governed under the laws of the State of Florida. The language of all parts of this Release shall in all cases be construed as a whole, according to its fair meaning, and not strictly for or against any of the parties to this

Release. Should any provision of this Release be declared or be determined by any Court to be illegal or invalid, the validity of the remaining parts, terms or provisions shall not be affected thereby and said illegal or invalid part, term or provision shall be deemed not to be a part of this Release.
14.    This Release may be executed in one or more counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument.

JONATHAN F. PEDERSEN	WALTER INVESTMENT MANAGEMENT CORP.

By:

Name Printed:	Title:

Date:	Date: